Exhibit 99.1

                    ASTEA REPORTS FIRST QUARTER 2005 RESULTS

    HORSHAM, Pa., May 11 /PRNewswire-FirstCall/ -- Astea International Inc. (Nasdaq: ATEA), a global provider of service management solutions, today released financial results for the first quarter of 2005.

    For the first quarter ended March 31, 2005, Astea reported revenues of $3.8 million compared to revenues of $5.9 million for the same period in 2004. Net loss for the first quarter was $618,000 or $.21 per share, compared to a net profit of $1.5 million or $.51 per share for the same period in 2004. License revenues were $.6 million compared to $2.9 million in 2004. Total service and maintenance revenue increased 6% to $3.2 million, resulting from increased services and maintenance from the Company's Astea Alliance products. International results were strong, with overall revenue of $2 million, a 35% increase over the same period in 2004.

    The overall decline that Astea experienced this quarter was mainly attributed to a number of deals being delayed, which contributed to the softness in license revenues. Additionally, Astea is engaged in a number of larger, enterprise deals that traditionally have longer sales cycles, but which are expected to ultimately account for greater overall revenues. While Astea feels that this focus will have a positive financial impact on the overall year's results, such focus may result in unevenness in quarterly license revenue. Despite the overall revenue decline in the first quarter, Astea has had much success in Japan, Australia, and Europe and remains a strong contender in the service lifecycle management market.

    "The enterprise deals that we are engaging in are inherently, by the nature of their size, more variable and dynamic, therefore making it more difficult to predict any one quarter's results. We remain confident in our ability to achieve our revenue goals for 2005 based on our strong pipeline and the number of companies we are currently tracking," stated Zack Bergreen, CEO and President of Astea International. "We continue to see increased traction with Astea Alliance because we incorporate best practices and solve our customers' business problems with the best ROI, while simultaneously providing them with a competitive advantage. We have a solid product and one that is recognized by leading companies as having the breadth and depth necessary for them to compete in today's global competitive environment."

    FIRST QUARTER HIGHLIGHTS

       -- Attained significant new customers, such as Corporate Express
          Australia Ltd. (Australia), one of Australia & New Zealand's leading suppliers of office products and services; and Contacta (Europe), which designs, manufactures and supplies state-of-the-art products and systems developed specifically for organizations dealing directly with the public.
       -- Existing Astea customers such as Optos (US); Standard Register (US);
          GDC (New Zealand); Fuji (Japan); NSAT (Japan); TEC (Japan); Samsung (Europe) continued to expand their configurations with additional licensing for more users and functionality.
       -- Delivered the first system with Dynamic Scheduling Engine (DSE) integrated with GIS into Alliance suite. This system will provide enhanced optimization capabilities for service engineers and much improved financial saving to Astea customers.

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    Astea will host a conference call that will be broadcast live over the
Internet on May 11, 2005 at 11:00 AM EDT to discuss the Company's first quarter financial results. Investors can access the call from the Company's Web site at http://www.astea.com/ab_investors.asp. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

    About Astea International
    Astea is a global provider of service management software that addresses the unique needs of companies who manage capital equipment, mission critical assets and human capital. The Astea Alliance suite supports the complete service lifecycle, from lead generation and project quotation to service and billing through asset retirement. It integrates and optimizes critical business processes for Contact Center, Field Service, Depot Repair, Logistics, Professional Services, and Sales & Marketing. Astea extends its application suite with portal, analytics and mobile solutions. Since its inception in 1979, Astea has licensed applications to companies in a wide range of sectors including information technology, telecommunications, instruments & controls, business systems, and medical devices.
    http://www.astea.com. Service Smart. Enterprise Proven.

    Astea and Astea Alliance are trademarks of Astea International Inc. All other company and product names contained herein are trademarks of the respective holders.

    This press release contains forward-looking statements and expectations of future results that are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are possibilities that the companies mentioned in this press release may not purchase licenses for Astea Alliance, the continuing acceptance of Astea's products, general competitive pressures in the marketplace, and continued overall growth in the customer relationship management solutions industry. Further information regarding these as well as other key risk factors and meaningful cautionary statements that could affect the Company's financial results are included at length in the Company's Form 10-K for the fiscal year ended December 31, 2004, filed with the Securities and Exchange Commission.

SOURCE  Astea International Inc.
    -0-                             05/11/2005
    /CONTACT: Investor Relations: Rick Etskovitz, Chief Financial Officer, Astea International, Inc., +1-215-682-2500, retskovitz@astea.com/
    /Web site:  http://www.astea.com
                http://www.astea.com/ab_investors.asp /